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                                  EXHIBIT 99.1
                                  PRESS RELEASE


  PEREGRINE PHARMACEUTICALS RECEIVES NOTICE FROM NASDAQ TO START 180-DAY GRACE
          PERIOD TO REGAIN COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

TUSTIN, CA, - AUGUST 22, 2002 - Peregrine Pharmaceuticals (NASDAQ:PPHM) announced today the receipt of a letter from The Nasdaq Stock Market, Inc. notifying the company that its common stock has failed to maintain a minimum bid price of $1.00 over the last 30 consecutive trading days as required by The Nasdaq SmallCap Market listing requirements. The letter states that the company will have 180-days or until February 18, 2003 to regain compliance by maintaining a minimum closing bid price of $1.00 per share for 10 consecutive trading days. Following this initial 180 calendar day grace period, if the company can demonstrate net income of at least $750,000 in either its latest fiscal year or in two of its last three fiscal years, stockholders' equity of $5 million or a market capitalization of at least $50 million, the company will be given an additional 180-day grace period or until August 15, 2003 to regain compliance.

"The company will consider all available options in order to regain full compliance with the Nasdaq listing requirements," said Edward Legere, Peregrine's president and chief executive officer.

ABOUT PEREGRINE PHARMACEUTICALS, INC.
Peregrine Pharmaceuticals is a biopharmaceutical company focused on the development, commercialization, and licensing of unique technologies for the treatment of cancer, primarily based on its three "collateral targeting technologies." Peregrine's Tumor Necrosis Therapy (TNT), Vasopermeation Enhancement Agents (VEA), and Vascular Targeting Agents (VTA) target cell structures and cell types that are common among solid tumor cancers, giving them broad applicability across various tumor types. The company's lead TNT anti-cancer drug, CotaraTM, is currently in a multi-center Phase II clinical trial for brain cancer and Phase I trials for colorectal, pancreas, soft tissue sarcoma and biliary cancers. Final preparations are being made to start a multi-center, multi-national Phase III trial for brain cancer. Copies of Peregrine press releases, SEC filings, current price quotes and other valuable information for investors may be found on the website www.peregrineinc.com.

Safe Harbor Statement: This release may contain certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ from the company's expectations as a result of risk factors discussed in Peregrine's reports on file with the U.S. Securities and Exchange Commission, including, but not limited to, the company's report on Form 10-K for the year ended April 30, 2002.

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